SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[  ]           Preliminary Information Statement

[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

[x]           Definitive Information Statement

Fuda Faucet Works, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]           No fee required.

[ ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]           Fee paid previously with preliminary materials.

[ ]                 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:  ______________________________________

2)           Form, Schedule or Registration Statement No.:  ______________________

3)           Filing Party:  ________________________________________________

4)           Date Filed:    ________________________________________________

FUDA FAUCET WORKS, INC.
GE JIA BA, HUA TING, YIYANG
JIANGXI, PRC 334400

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Fuda Facuet Works, Inc., a Delaware corporation, have approved the following actions without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

(1)       The election of seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2)       The approval of the selection of Bernstein & Pinchuk LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2008; and

(3)       The transaction of such other and further business as may properly come before the meeting.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By order of the Board of Directors
/s/Wu Yiting
Chief Executive
Officer

Jiangxi, China
November 21 , 2008

FUDA FAUCET WORKS, INC.
GE JIA BA, HUA TING, YIYANG
JIANGXI, PRC 334400

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement.  We are mailing this information statement to our stockholders on or about November 24, 2008.

 What action was taken by written consent?

We obtained stockholder consent for:

•	The election of seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified; and

•	The approval of the selection of Bernstein & Pinchuk LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2008.

How many shares of common stock were outstanding on November 19, 2008?

On November 19, 2008, we had 10,765,968 shares of common stock outstanding. This number of shares does not include treasury stock.  We received the consent of the holders of more than a majority of the common stock outstanding.

What vote was obtained to approve the election of the seven directors as described in this information statement?

On November 19, 2008, we obtained the approval of the holders of more than 50% of our outstanding shares of common stock that were entitled to give such consent.  Our principal stockholder, Jibrin Issa Jibrin AlJibrin, Trustee of Wu Yiting Stock Trust, owns 7,017,620 shares of common stock, or approximately 65.1% of our outstanding common stock, and gave his consent.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement.  Our costs are estimated at approximately $10,000.

ELECTION OF DIRECTORS

On November 19, 2008, holders of a majority of our shares voted to elect seven directors to serve on the board of directors.

Directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our bylaws provide that the number of directors comprising the whole board shall be determined from time to time by the Board. The size of the board for the ensuing year is seven directors. Our board of directors recommended the seven incumbent directors named below be re-elected to the board. If any nominee was unavailable for any reason, a situation which was not anticipated, a substitute nominee may be proposed by the board, and any shares represented by proxy would be voted for the substitute nominee, unless the board reduces the number of directors.

Five directors, Jibrin Issa Jibrin Aljibrin, Yu Hao, Zhang Ning, David Yaudoon Chiang and David Oldridge were elected to the board of directors in April 2008.  Wu Yiting and Wu Yaxu were appointed to the board of directors on December 3, 2007.  None of our directors were elected at a meeting for which proxies were solicited.

All of the nominees for election consented to their nomination and agreed to serve if elected. The following table sets forth certain information concerning the nominees for director.

Name	Age	Principal Occupation or Employment	Director Since
Wu Yiting	44	Chief Executive Officer and Chairman	December 2007
Wu Yaxu	42	Chief Financial Officer and Director	December 2007
Yu Hao (1)	36	Director	April 2008
Zhang Ning (2)	49	Director	April 2008
David Yaudoon Chiang (1)(2)	38	Director	April 2008
David Oldridge (2)	54	Director	April 2008
Jibrin Issa Jibrin AlJibrin	49	Director	April 2008
(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Wu Yiting became our chief executive officer and chairman of the Board of Directors on December 3, 2007. From 1995 Ms. Wu founded Fuda Yiyang and has been its chief executive officer from its organization until the present. Ms. Wu majored in economy management, graduated from Central China Political University in 2000 and is a registered accountant in China.

            Wu Yaxu became our chief financial officer and one of our directors on December 3, 2007. She worked as accounting supervisor in Jiangxi Gandongbei Bushing Factory from 1983 to 1994. Ms. Wu has been working at Fuda Yiyang since 1995 until the present. She majored in Corporation Management, graduated from Beijing Academy of Social Science in 1989. She is a registered accountant in China.

Yu Hao has more than 15 years of work experience in finance and accounting. Ms. Yu is a chartered certified accountant. Ms. Yu has been chief financial officer of Shen Zhen Min Run Agriculture Products Distribution Chain Store Co., Ltd. since March 2008. Ms. Yu worked as a financial controller at DeCoro Limited from July 2004 to March 2008, as chief financial officer at Hubei Tianhua Shareholding Co., Ltd from May 2000 to July 2004, and as an internal audit and business control manager at Shenzhen IBM Technology Product Co., Ltd. from July 1998 to May 2000. Ms. Yu Hao graduated with a MS in accounting from The Chinese University of Hong Kong Business School and a BS in technical economics from Huazhong Science & Technology University.

Zhang Ning has more than 20 years of experience in accounting and corporate finance. Mr. Zhang has been a senior financial consultant at Friedland Capital Corporation since July 2005. He worked in the finance consulting division at Benchmark Capital from July 2002 to June 2005, as an audit manager at Beijing Xiwen Accounting firm from July 1997 to July 2002, and as an audit manager at Beijing Dexin Accounting firm from March 1993 to June 1997. Mr. Zhang received a BS in Finance and Accounting from Renmin University of China

David Yaudoon Chiang has more than 15 years of experience in finance. Since July 2004, Mr. Chiang has been a managing director in the investment banking division of Northeast Securities, Inc. Mr. Chiang was a principal of Bayview Consulting from June 2003 to July 2004, a vice president at C.E. Unterberg, Towbin Asset Management from February 2002 to March 2003, an analyst at C.E. Unterberg Towbin from December 1999 to December 2001, a senior equity analyst at Nikko Securities International from June 1997 to February 1999. Mr. David Yaudoon Chiang graduated with honors from New York University - Stern School of Business and holds a BS degree in Finance and International Business.

David Oldridge has more than 30 years of experience in operations management and entrepreneurship. Mr. Oldridge has been the head of Contract Logistics North Asian for CEVA since October 2007. Mr. Oldridge was managing director of Asian Insight from January 2007 to October 2007, chief executive officer of SCFulfil Logistics Limited from March 2006 to January 2007, chief executive officer of Tradeport Hong Kong Limited from January 2002 to March 2006, vice president of BAX Global from December 1998 to January 2002 and an executive director at PT Global Indonesia from December 1997 to December 1998.

Jibrin Issa Jibrin Al Jibrin joined Fuda’s affiliated company, Fuda Yiyang, as sales general manager in 2006 and has served as sales director since January 2008. Mr.Al Jibrin held director positions in Dammam Dome Group in Saudi Arabia from 2002 to 2006, Issa Al Jiblin from 1999 to 2002; and Gabieal International Corporation from 1983 to 1999. Mr. AlJibrin graduated from Kent State University with a Bachelors degree in Computer Science and Business Management.

Wu Yiting and Wu Yaxu are sisters.  No other directors are related.

Committees of the Board of Directors

The board created audit and compensation committees on April 28, 2008.

Audit Committee

The Audit Committee members are Yu Hao, as chairperson, Zhang Ning and David Yaudoon Chiang. The Audit Committee meets at least four times each year. The members of the Audit Committee meet the independence and expertise requirements in accordance with the rules of the Nasdaq Stock Market. Audit Committee members may not serve simultaneously on the audit committees of more than two other public companies without the approval of the full Board. The Board has determined that at least one person on the audit committee, Ms. Yu Hao, qualifies as a “financial expert” as defined by SEC rules.

Our audit committee:

•	Has reviewed and discussed the Form 10-Q and the unaudited financial statements for the second and third quarters of 2008 with management and the independent auditors,
•
Has discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board Statement on Auditing Standards No. 61 as amended titled Communication With Audit Committees, including the selection and any changes in the accounting policies used by the company, the auditor’s responsibility under the generally accepted auditing standards, and the process used by management to formulate accounting estimates.

•
Has received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 and discussed with the independent accountants the independence of the independent accountants.

•
Recommended based on the review and discussion set forth above, to the board of directors that the unaudited financial statements be included in the Quarterly Report on Form 10-Q for the second and third quarters of 2008.

Compensation Committee

The Compensation Committee members are Zhang Ning, as chairperson, and David Yaudoon Chiang and David Oldridge.  The charter for the compensation committee outlines the committee’s purpose, operating purpose, and responsibilities.  Members of the committee are required to meet at least once per year though the company anticipates biannual meetings.    All member of the Compensation Committee are independent directors as defined in accordance with the rules of the Nasdaq Stock Market. The committee charter provides oversight and guidance for compensation for all employees of the Company.  Under the charter, members of the Compensation Committee review and makes recommendation to the Board with respect to incentive compensation plans and equity-based plans for the senior management and board members.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee:
•	Was an officer or employee during the current fiscal year.
•	Was formerly an officer of the Company.
•	Had any relationship with us that is required to be disclosed as a related party transaction.

Board and Committee Attendance

The Board and its committees held the following number of meetings during 2008.**

Board of Directors	1
Audit Committee*	1
Compensation Committee*	1

 *created on April 28, 2008
 **additional meetings for the Board and Committees are scheduled for the current year.

The number of meetings includes meetings that were held by means of a conference call and does not include actions taken by unanimous written consent.

Each director attended at least 75% of the total number of meetings of the board and those committees on which he served during the year.

Code of Ethics

We have not adopted a code of ethics as of the date of this proxy statement. However, we plan to adopt a code of ethics.

 Directors’ Compensation

Our independent directors, Yu Hao, Zhang Ning, David Yaudoon Chiang, and David Oldridge entered into engagement letters with the company upon their election on April 28, 2008.  As independent directors, they are paid $15,000 per year for their services, payable on a quarterly basis.  Additionally, the independent directors received 2,632 shares of common stock, valued at $10,000 based on the market price on April 22, 2008. Compensation of each independent director may increase in subsequent years.  The Company will reimburse directors for all reasonable expense incurred in connection with the performances of their services as a director as a committeeperson and/or chairman.  Travel, lodging and related expenses for directors will be reimbursed.

Directors’ Summary Compensation Table

The following table sets forth information as to the compensation paid to our directors for the 2008 fiscal year.

Name (3)	Fees Paid in Cash	Option Award		Total
Yu Hao (1)	$15,000		$10,000	$25,000
Zhang Ning (1)(2)	$15,000		$10,000	$25,000
David Yaudoon Chiang (1)(2)	$15,000		$10,000	$25,000
David Oldridge (2)	$15,000		$10,000	$25,000
Jibrin Issa Jibrin AlJibrin	$70,588	$		$70,588

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Compensation for the directors Wu Yiting and Wu Yaxu is reflected in the Executive Officers’ Compensation Table

Executive Officers’ Compensation

The following tables set forth below a summary of the dollar values of the total annual compensation provided to the each person who served as our chief executive officer and our chief financial officer the last three fiscal years.  Compensation for Wu Yiting and Wu Yaxu includes compensation from Fuda Yiyang. No officer received compensation of $100,000 or more during 2008, 2007 and 2006.

 Executive Officers’ Summary Compensation Table

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Wu Yiting Chief Executive Officer	2008	$8,100	0	0	0	0	0	$8,100
	2007	$8,100	0	0	0	0	0	$8,100
	2006	$8,100	0	0	0	0	0	$8,100
Wu Yaxu, Chief Financial Officer	2008	$6,500	0	0	0	0	0	$6,500
	2007	$6,500	0	0	0	0	0	$6,500
	2006	$6,500	0	0	0	0	0	$6,500
Christopher Astrom, Chief Executive and Financial Officer	2007	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0

None of our officers have employment contracts, options or other equity-based incentives. We do not have a stock option or other equity-based incentive plan.

Mr. Astrom was our chief executive and financial officer prior to the reverse acquisition on December 3, 2007.  Mr. Astrom is no longer employed by us.

Communications with our Board of Directors

Any stockholder who wishes to send a communication to our board of directors should address the communication either to the board of directors or to Fuda Faucet Works, Inc., Ge Jia Ba, Hua Ting, Yiyang Jiangxi, PRC 334400 to the attention of Wu Yiting.  Ms. Wu will forward the communication either to all of the directors, if the communication is addressed to the board, or to the individual director, if the communication is directed to a director.

SELECTION OF INDEPENDENT ACCOUNTING FIRM

On November 19, 2008, holders of a majority of our shares voted to approve the election of Bernstein & Pinchuk LLP as our independent registered accountant for the year ended December 31, 2008.

The audit committee has approved the selection of Bernstein & Pinchuk LLP as our independent registered accounting firm for the year ended December 31, 2008, and its approval was ratified by stockholders.  Our prior independent accountant for the prior two fiscal years was Bagell Josephs & Company LLC.   The following is a summary of the fees for professional services rendered by Bagell Josephs & Company LLC for the years ended December 31, 2007 and 2006.

	Fees
Fee Category	2007	2006
Audit fees	$7,500	$5,000
Audit-related fees	$7,000	$1,000
Tax fees	$1,000	$3,324
Total Fees	$15,500	$9,324

Audit fees.     Audit fees represent fees for professional services performed by Bagell Josephs & Company LLC  for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees.     Audit-related fees represent fees for assurance and related services performed by Bernstein Bagell Josephs & Company LLC  that are reasonably related to the performance of the audit or review of our financial statements. The specific service was the audit of our retirement plan.

Tax Fees. Tax fees represent fees for tax compliance services performed by Bagell Josephs & Company LLC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. All services were pre-approved by the audit committee.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information at to shares of common stock beneficially owned as of November 19, 2008, by:

•	each director and nominee for director;
•	each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and
•	all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Wu Yiting (2)	9,739,645	90.47%
Jibrin Issa Jibrin AlJibrin, Trustee of Wu Yiting Trust (2)	7,017,620	65.18%
Yu Hao	2,632	*
Zhang Ning	2,632	*
David Yaudoon Chiang	2,632	*
David Oldridge	2,632	*
Wu Yaxu	0	0
All directors and management as a group(2)	9,750,173	90.56%

* (1)	Less than 1% Shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares within 60 days of November 19, 2008.
(2)
Jibrin Issa Jibrin AlJibrin is trustee of the Ms. Wu Yiting Stock Trust. Ms. Wu Yiting is our chief executive officer and chairman of our board of directors. The shares held by the trust are deemed to be beneficially owned by Ms. Wu since she has a right to instruct the trustee as to the voting or disposition of the shares. Ms. Wu is also the beneficial owner of 2,722,025 shares of common stock which are held by certain of our employees as nominee for Ms. Wu.

Except as otherwise indicated, each person has the sole power to vote and dispose of all shares of common stock listed opposite his name.

 Barron Partners owns series A preferred stock and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners and its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.  As a result, Barron Partners is not deemed to be a 5% stockholder.

RELATED PARTY TRANSACTIONS

           On December 3, 2007, we (then known as Capital Solutions I, Inc.) executed a share exchange agreement with Jibrin Issa Jibrin Al Jibrin, trustee of the Wu Yiting Stock Trust, which was the sole stockholder of Moral Star Development Limited, a British Virgin Islands company. Pursuant to the share exchange agreement, the Trustee transferred to us all of the capital stock of Moral Star BVI in exchange for 10,564,647 shares of our common stock, which were issued to the Trust and the designees of the Trust, some of whom acquired their shares as nominee of Wu Yiting, our chief executive officer. As a result, Moral Star BVI became our wholly-owned subsidiary and the business of Moral Star BVI and its affiliated companies became our business.  Immediately prior the completion of the share exchange we were a blank check shell corporaiotn and were not engaged in any active business. As a result of the share exchange, we ceased to be a shell corporation.

Wu Yiting is the sole owner of Fuda Yiyang.  Moral Star China is party to a series of agreements with Fuda Yiyang. These agreements, which consist of a management agreement, a purchase agreement, a voting proxy agreement, a share pledge agreement, an exclusive option agreement, a patent transfer agreement and a trademark transfer agreement, and provide that we operate the business of Fuda Yiyang and derive the profits (and sustain the losses) of Fuda Yiyang. We also have a supply agreement with Yiyang KunPeng Worn Metal Recycling Co., Ltd. (“KunPeng”), pursuant to which KunPeng has agreed to supply Fuda Yiyang and Moral Star China on an exclusive basis with recycled copper at its original cost, which will be not greater than the local market price. When the price of worn copper fluctuates in the local market by 20%, KunPeng must notify Fuda Yiyang and Moral Star China. The agreement has no fixed term. Wu Yiting is also the chief executive officer and an 80% stockholder of KunPeng. We purchase most of our raw copper from KunPeng. Our purchases from KunPeng totaled $11,277,132, representing 56.2% of our raw material purchases for the nine months ended September 31, 2008, and $16,491,000, representing 70.5% of our total purchases, in 2007. The amount due to KunPeng in connection with above-said trade transactions was $180,096 at September 30, 2008 and $1,189,152 at December 31, 2007.

On January 1, 2008, Jibrin Issa Jibrin Al Jibrin became sales director of Fuda Yiyang. Al Jibrin General Trading L.L.C., a Dubai-based distribution company that is owned by Mr. AlJibrin, was our second largest customer in 2007, accounting for sales of $7.0 million, or 27.4% of our sales. Sales to Al Jibrin General Trading were made at the same prices and on the same terms, including credit terms, as sales to non-affiliated distributors. As of December 31, 2007, the amount due from Jibrin company was approximately $7.0 million, all of which has been collected as of March 31, 2008. Mr. AlJibrin is the trustee of the Wu Yiting Trust, which is our controlling stockholder. We did not make any sales to Al Jibin Trading during the nine months ended September 30, 2008.

We have from time to time borrowed money from related parties on a non-interest bearing basis. Mr. Yu Zeshi, the husband of Ms. Wu Yiting, owned 51% of the equity in Fuda Yiyang and was its chairman of the board until April 8, 2007. On April 8, 2007, Mr. Yu transferred all of his equity to his wife, Wu Yiting. As of December 31, 2006, we owed Mr. Yu $507,926. In 2007, Mr. Yu advanced $268,689 to us and we repaid all outstanding balance to Mr. Yu. All abovementioned loans bear no interest.

As of December 31, 2006, we owed Ms. Wu Yiting $38,419. In 2007, Ms. Wu advanced $926,614 to us. We repaid Ms. Wu $95,231 during 2007. As of December 31, 2007, the balance due to Ms. Wu was $869,802. During nine months ended September 30, 2008, Ms. Wu advanced $2,913,131 to us and we repaid $3,323,811. As of September 30, 2008, the amount due to Ms. Wu Yiting was $459,122. The loans from Ms. Wu are non-interest bearing.

During 2007, Wu Yaxu lent us $3,643,826, which was paid in full during 2007

In April 2008, Ms. Wu Yiting transferred to Fuda Yiyang the land use right of one block of land (covering 229,703 square feet), on which its new workshop buildings are located. We paid Ms. Wu $1,167,866 for the land use right.

In connection with the reverse acquisition, on December 3, 2007,we entered into and consummated the transaction contemplated by a buy-back agreement with Richard Astrom, who was our principal stockholders and sole director, and Christopher Astrom, who was our president, chief executive officer and chief financial officer, pursuant to which they sold to us all of the shares of common stock owned by them, which constituted 75% of our then outstanding common stock, for a purchase price of $625,000. These shares were cancelled.

FINANCIAL STATEMENTS

Our audited financial statements, which include our consolidated balance sheets at December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2007, are included in our Form 10-K for the year ended December 31, 2007. Our unaudited financial statements, which include our consolidated balance sheet at September 30, 2008 and the related consolidated statements of operations and comprehensive income and cash flows for the nine months ended September 30, 2008 and 2007 are included in our Form 10-Q for the quarter ended September 30, 2008. A copy of our 10-K for 2007 and our 10-Q for the quarter ended September 30, 2008, either accompany or preceded the delivery of this proxy statement

Copies of our Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the quarter ended September 30, 2008 may be obtained without charge by writing to Fuda Faucet Works, Inc., Ge Jia Ba Hua Ting, Yiyang, Jiangxi, PRC 224400. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents our reasonable cost on furnishing such exhibits. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

By Order of the Board of Directors Wu Yitang Chairman

November 21 , 2008